Exhibit 10.1

LOAN AND SECURITY AGREEMENT

Effective Date: dated as of May 2, 2008

by and among

OXFORD FINANCE CORPORATION,

a Delaware corporation

133 North Fairfax Street

Alexandria, VA 22314

as a Lender

and

SILICON VALLEY BANK,

a California bank

2400 Hanover Street

Palo Alto, California 94304

as a Lender

and

MAP PHARMACEUTICALS, INC.,

a Delaware corporation

2400 Bayshore Parkway, Suite 200

Mountain View, California 94043

as a Borrower

Commitment Amount (Oxford): $13.7 million

Commitment Amount (Silicon): $6.3 million

Commitment Termination Date: May 2, 2008

THIS LOAN AND SECURITY AGREEMENT (this “Agreement”) is made by and among MAP PHARMACEUTICALS, INC., a Delaware corporation (“Borrower”); OXFORD FINANCE CORPORATION, a Delaware corporation (“Oxford”) and SILICON VALLEY BANK, a California bank (“Silicon” and collectively with Oxford, “Lenders”). Lenders and Borrower hereby agree as follows:

AGREEMENT

1. Definitions and Construction.

1.1 Definitions. As used in this Agreement, the following capitalized terms shall have the following meanings:

“Account Control Agreement” means an agreement acceptable to Lenders which perfects via control Lenders’ security interest in Borrower’s deposit accounts and/or accounts holding securities, provided the current forms of Account Control Agreements entered into in connection with Horizon Facility with Wells Fargo Bank National Association, Silicon Valley Bank and Capital Advisors are in form acceptable to Lenders except to the extent they don’t reference the Lenders as secured parties and this Loan Agreement.

“Affiliate” means any Person that owns or controls directly or indirectly ten percent (10%) or more of the stock of another entity, any Person that controls or is controlled by or is under common control with such Persons or any Affiliate of such Persons and each of such Person’s officers, directors, joint venturers or partners.

“Agreement” means this certain Loan and Security Agreement by and among Borrower and Lenders dated as of the date on the cover page hereto (as it may from time to time be amended or supplemented in writing and signed by the Borrower and Lenders).

“Bermuda Subsidiary” mean Borrower’s Subsidiary, Systemic Pulmonary Delivery Ltd.

“Borrower” has the meaning given in the preamble to this Agreement.

“Borrower’s Home State” means California.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banking institutions are authorized or required to close in Virginia or Borrower’s Home State.

“Claim” has the meaning given such term in Section 10.3(a) of this Agreement.

“Code” means the Uniform Commercial Code as adopted and in effect in the State of California, as amended from time to time; provided that if by reason of mandatory provisions of law, the creation and/or perfection or the effect of perfection or non-perfection of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than California, the term “Code” shall also mean the Uniform Commercial Code as in effect from time to time in such jurisdiction for purposes of the provisions hereof relating to such creation, perfection or effect of perfection or non-perfection.

“Collateral” has the meaning given such term in Section 4.1 of this Agreement.

“Commitment Amount” means collectively, Commitment Amount (Oxford) and Commitment Amount (Silicon).

“Commitment Amount (Oxford)” and “Commitment Amount (Silicon)” each have the respective meanings as set forth on the cover page of this Agreement.

“Commitment Fee” has the meaning given to such term in Section 2.6(a) of this Agreement.

“Commitment Termination Date” has the meaning set forth on the cover page of this Agreement.

“Default” means any event which with the passing of time or the giving of notice or both would become an Event of Default hereunder.

“Default Rate” means the per annum rate of interest equal to four percent (4%) over the Loan Rate, but such rate shall in no event be more than the highest rate permitted by applicable law to be charged on commercial loans in a default situation.

“Disclosure Schedule” means Exhibit A attached hereto.

“Domestic Subsidiary” means a Subsidiary organized under the laws of the United States or any state or territory thereof or the District of Columbia.

“Effective Date” has the meaning set forth on the cover page of this Agreement.

“Environmental Law” means any foreign, federal, state or local law, statute, common law duty, rule, regulation, ordinance and code, together with any administrative order, directed duty, request, license, authorization and permit of, and agreement with, any Governmental Authorities, in each case relating to environmental, health, safety and land use matters, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Solid Waste Disposal Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act and the Emergency Planning and Community Right-to-Know Act.

“Equity Securities” of any Person means (a) all common stock, preferred stock, participations, shares, partnership interests, membership interests or other equity interests in and of such Person (regardless of how designated and whether or not voting or non-voting) and (b) all warrants, options and other rights to acquire any of the foregoing.

“ERISA” has the meaning given to such term in Section 7.12 of this Agreement.

“Event of Default” has the meaning given to such term in Section 8 of this Agreement.

“Existing Lender Equipment Facility” means the Loan and Security Agreement dated as of September 19, 2006 by and among Lenders and Borrower, as it may be amended from time to time.

“Final Payment” is a payment (in addition to and not a substitution for the regular monthly payments of principal plus accrued interest) due on the earlier of (a) the Maturity Date or (b) the acceleration of such Loan, equal to the original principal amount of such Loan multiplied by five percent (5%). In the case of Loan A (Oxford) the Final Payment is $685,000, and in the case of Loan A (Silicon) the Final Payment is $315,000.

“Foreign Subsidiary” means any Subsidiary not organized under the laws of the United States or any state or territory thereof or the District of Columbia.

“Funding Certificate” means a certificate executed by a Responsible Officer of Borrower substantially in the form of Exhibit B or such other form as Lenders may agree to accept.

“Funding Date” means any date on which a Loan is made to or on account of Borrower under this Agreement.

“GAAP” means generally accepted accounting principles as in effect in the United States of America from time to time, consistently applied.

“Good Faith Deposit” has the meaning given to such term in Section 2.6(a) of this Agreement.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” means (a) any federal, state, county, municipal or foreign government, or political subdivision thereof, (b) any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body, (c) any court or administrative tribunal, or (d) with respect to any Person, any arbitration tribunal or other non-governmental authority to whose jurisdiction that Person has consented.

“Hazardous Materials” means all those substances which are regulated by, or which may form the basis of liability under, any Environmental Law, including all substances identified under any Environmental Law as a pollutant, contaminant, hazardous waste, hazardous constituent, special waste, hazardous substance, hazardous material, or toxic substance, or petroleum or petroleum derived substance or waste.

“Horizon Facility” means the Venture Loan and Security Agreement dated as of September 14, 2006, as amended, by and among Horizon, Silicon Valley Bank, Oxford Finance Corporation and Borrower.

“Horizon” means Horizon Technology Funding Company LLC.

“Indebtedness” means, with respect to Borrower or any Subsidiary, the aggregate amount of, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade payables aged less than one hundred eighty (180) days), (d) all capital lease obligations of such Person, (e) all obligations or liabilities of others secured by a Lien on any asset of such Person, whether or not such obligation or liability is assumed, (f) all obligations or liabilities of others guaranteed by such Person, and (g) any other obligations or liabilities which are required by GAAP to be shown as debt on the balance sheet of such Person. Unless otherwise indicated, the term “Indebtedness” shall include all Indebtedness of Borrower and any Subsidiary.

“Indemnified Person” has the meaning given such term in Section 10.3 of this Agreement.

“Intellectual Property” means all of Borrower’s right, title and interest in and to patents, patent rights (and applications and registrations therefor), trademarks and service marks (and applications and registrations therefor), inventions, copyrights, mask works (and applications and registrations therefor), trade names, trade styles, software and computer programs, source code, object code, trade secrets, methods, processes, know how, drawings, specifications, descriptions, and all memoranda, notes, and records with respect to any research and development, all whether now owned or subsequently acquired or developed by Borrower and whether in tangible or intangible form or contained on magnetic media readable by machine together with all such magnetic media (but not including embedded computer programs and supporting information included within the definition of “goods” under the Code).

“Investment” means the purchase or acquisition of any capital stock, equity interest, or any obligations or other securities of, or any interest in, any Person, or the extension of any advance, loan, extension of credit or capital contribution to, or any other investment in, or deposit with, any Person.

“Landlord Agreement” means an agreement substantially in the form provided by Lenders to Borrower or such other form as Lenders may agree to accept.

“Lender” means individually, each of the Lenders, and “Lenders” has the meaning given in the preamble to this Agreement.

“Lenders’ Expenses” means all reasonable costs or expenses (including reasonable attorneys’ fees and expenses) incurred in connection with the preparation, negotiation, documentation, administration and funding of the Loan Documents; and Lenders’ reasonable attorneys’ fees, costs and expenses for one common counsel incurred in amending, modifying, enforcing or defending the Loan Documents (including fees and expenses of appeal or review), including the exercise of any rights or remedies afforded hereunder or under applicable law, whether or not suit is brought, whether before or after bankruptcy or insolvency, including without limitation all fees and costs incurred by Lenders in connection with Lenders’ enforcement of their rights in a bankruptcy or insolvency proceeding filed by or against Borrower or Collateral.

“Lien” means any voluntary or involuntary security interest, pledge, bailment, lease, mortgage, hypothecation, conditional sales and title retention agreement, encumbrance or other lien with respect to any Property in favor of any Person.

“Loan A” and “Loans” mean collectively, Loan A (Silicon) and Loan A (Oxford).

“Loan A (Silicon)” means the first advance of credit to Borrower under this Agreement in the Commitment Amount (Silicon).

“Loan A (Oxford)” means the first advance of credit to Borrower under this Agreement in the Commitment Amount (Oxford).

“Loan Documents” means, collectively, this Agreement, the Notes, any Landlord Agreement, any Account Control Agreement and all other documents, instruments and agreements entered into in connection with this Agreement, all as amended or extended from time to time.

“Loan Rate” means 9.95%. The Loan Rate will be fixed for the term of the Loan.

“Material Subsidiary” has the meaning given such term in Section 6.13 of this Agreement.

“Maturity Date” means, with respect to each Loan, October 1, 2011, or if earlier, the date of acceleration of such Loan following an Event of Default or the date of prepayment, whichever is applicable.

“Milestone” means Borrower has received, and publicly reported it received, positive data from a phase 3 trial of at least one of its two lead product candidates.

“Note” means each promissory note executed in connection with a Loan in substantially the form of Exhibit C attached hereto, and, collectively, “Notes” means all such promissory notes.

“Obligations” means all debt, principal, interest, fees, charges, expenses and attorneys’ fees and costs and other amounts, obligations, covenants, and duties owing by Borrower to Lenders of any kind and description pursuant to or evidenced by the Loan Documents, and whether or not for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, including all Lenders’ Expenses.

“Officer’s Certificate” means a certificate executed by a Responsible Officer substantially in the form of Exhibit E or such other form as Lenders may agree to accept.

“Oxford” has the meaning given to such term in the preamble to this Agreement.

“Payment Date” has the meaning given such term in Section 2.2(a) of this Agreement.

“Permitted Indebtedness” means and includes:

(a) Indebtedness of Borrower to Lenders;

(b) Indebtedness of Borrower secured by Liens permitted under clause (e) of the definition of Permitted Liens;

(c) Indebtedness arising from the endorsement of instruments in the ordinary course of business;

(d) Indebtedness existing on the date hereof and set forth on the Disclosure Schedule, provided the Horizon Facility is repaid in its entirety with the proceeds of the Loans;

(e) other Indebtedness in an aggregate amount not exceeding Five Hundred Thousand Dollars ($500,000) at any time outstanding; and

(f) Subordinated Debt.

“Permitted Investments” means and includes any of the following Investments as to which Lenders have a perfected security interest:

(a) Deposits and deposit accounts with commercial banks organized under the laws of the United States or a state thereof to the extent: (i) the deposit accounts of each such institution are insured by the Federal Deposit Insurance Corporation up to the legal limit; and (ii) each such institution has an aggregate capital and surplus of not less than One Hundred Million Dollars ($100,000,000);

(b) Investments in marketable obligations issued or fully guaranteed by the United States and maturing not more than one (1) year from the date of purchase;

(c) Investments in open market commercial paper rated at least “A1” or “P1” or higher by a national credit rating agency and maturing not more than one (1) year from the purchase thereof;

(d) Investments allowed under the MAP Pharmaceuticals, Inc. Investment Policy and Guidelines dated January 22, 2008, as provided to Lenders, and any subsequent guidelines approved by the Audit Committee of Borrower’s Board of Directors;

(e) Investments pursuant to or arising under currency agreements or interest rate agreements entered into in the ordinary course of business;

(f) (i) if a Subsidiary has provided Lenders with a secured guaranty pursuant to Section 6.13, Investments in such Subsidiaries, and (ii) for all other Subsidiaries which have not provided Lenders with a secured guaranty pursuant to Section 6.13, cash Investments in such Subsidiaries in an aggregate amount for all such Subsidiaries not to exceed Five Hundred Thousand Dollars ($500,000) per fiscal year;

(g) Equity Securities received in connection with licensing transactions in the ordinary course of business; and

(h) Other Investments aggregating not in excess of Seven Hundred Fifty Thousand Dollars ($750,000) at any time.

“Permitted Liens” means and includes:

(a) the Lien created by this Agreement;

(b) Liens in favor of any of the Lenders, including without limitation Liens securing the Existing Lender Equipment Facility;

(c) Liens for fees, taxes, levies, imposts, duties or other governmental charges of any kind which are not yet delinquent or which are being contested in good faith by appropriate proceedings which suspend the collection thereof (provided that such appropriate proceedings do not involve any substantial danger of the sale, forfeiture or loss of any material item of the Collateral which in the aggregate is material to Borrower and that Borrower has adequately bonded such Lien or reserves sufficient to discharge such Lien have been provided on the books of Borrower);

(d) Liens identified on the Disclosure Schedule, provided the Horizon Facility is repaid in its entirety with the proceeds of the Loans;

(e) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings (provided that such appropriate proceedings do not involve any substantial danger of the sale, forfeiture or loss of any material item of Collateral or Collateral which in the aggregate is material to Borrower and that Borrower has adequately bonded such Lien or reserves sufficient to discharge such Lien have been provided on the books of Borrower);

(f) Liens upon any equipment or other personal property (other than the equipment and personal property that secures the Existing Lender Equipment Facility) acquired by Borrower in an aggregate amount not to exceed Seven Hundred Fifty Thousand Dollars ($750,000), to secure (i) the purchase price of such equipment or other personal property, or (ii) lease obligations or indebtedness incurred solely for the purpose of financing the acquisition of such equipment or other personal property; provided that (A) such Liens are confined solely to the equipment or other personal property so acquired and the amount secured does not exceed the acquisition price thereof, and (B) no such Lien shall be created, incurred, assumed or suffered to exist in favor of Borrower’s officers, directors or shareholders holding five percent (5%) or more of Borrower’s Equity Securities; and

(g) licenses or assignments of components of Intellectual Property in connection with joint ventures or corporate collaborations entered into in the ordinary course of business.

“Person” means and includes any individual, any partnership, any corporation, any business trust, any joint stock company, any limited liability company, any unincorporated association or any other entity and any domestic or foreign national, state or local government, any political subdivision thereof, and any department, agency, authority or bureau of any of the foregoing.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, whether tangible or intangible.

“Rights of Payment” has the meaning given to such term in Section 4.1(g) of this Agreement.

“Responsible Officer” has the meaning given to such term in Section 6.3 of this Agreement.

“Scheduled Payments” has the meaning given to such term in Section 2.2(a) of this Agreement.

“Silicon” has the meaning given to such term in the preamble to this Agreement.

“Solvent” has the meaning given such term in Section 5.11 of this Agreement.

“Subordinated Debt” is (a) Indebtedness incurred by Borrower subordinated to Borrower’s Indebtedness owed to Lenders and which is reflected in a written agreement in a manner and form reasonably acceptable to Lenders and approved by Lenders in writing, and (b) to the extent the terms of subordination do not change adversely to Lenders, refinancings, refundings, renewals, amendments or extensions of any of the foregoing.

“Subsidiary” means any corporation or other entity of which a majority of the outstanding Equity Securities entitled to vote for the election of directors or other governing body (otherwise than as the result of a default) is owned by Borrower directly or indirectly through any Subsidiary.

“Tangible Net Worth” is, on any date, the consolidated total assets of Borrower and its Subsidiaries minus (a) any amounts attributable to (i) goodwill, (ii) intangible items including unamortized debt discount and expense, patents, trade and service marks and names, copyrights and research and development expenses except prepaid expenses, (iii) notes, accounts receivable and other obligations owing to Borrower from its officers or other Affiliates, and (iv) reserves not already deducted from assets, and (b) Total Liabilities, plus (c) Subordinated Debt.

“Total Liabilities” is on any day, obligations that should, under GAAP, be classified as liabilities on Borrower’s consolidated balance sheet, including all Indebtedness, and current portion of Subordinated Debt permitted by Lenders to be paid by Borrower, but excluding all other Subordinated Debt.

“Third Party Equipment” has the meaning given such term in Section 4.8 of this Agreement.

“Transfer” has the meaning given such term in Section 7.4 of this Agreement.

1.2 Construction. References in this Agreement to “Articles,” “Sections,” “Exhibits,” “Schedules” and “Annexes” are to recitals, articles, sections, exhibits, schedules and annexes herein and hereto unless otherwise indicated. References in this Agreement and each of the other Loan Documents to any document, instrument or agreement shall include (a) all exhibits, schedules, annexes and other attachments thereto, (b) all documents, instruments or agreements issued or executed in replacement thereof, and (c) such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified and supplemented from time to time and in effect at any given time. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement or any other Loan Document shall refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. The words “include” and “including” and words of similar import when used in this Agreement or any other Loan Document shall not be construed to be limiting or exclusive. Unless otherwise indicated in this Agreement or any other Loan Document, all accounting terms used in this Agreement or any other Loan Document shall be construed, and all accounting and financial computations hereunder or thereunder shall be computed, in accordance with GAAP, and all terms describing Collateral shall be construed in accordance with the Code. The terms and information set forth on the cover page of this Agreement are incorporated into this Agreement.

2. Loans; Repayment.

2.1 Commitment.

(a) The Commitment Amount. Subject to the terms and conditions of this Agreement and relying upon the representations and warranties herein set forth as and when made or deemed to be made, Oxford agrees to lend to Borrower prior to the Commitment Termination Date, Loan A (Oxford). Subject to the terms and conditions of this Agreement and relying upon the representations and warranties herein set forth as and when made or deemed to be made, Silicon agrees to lend to Borrower prior to the Commitment Termination Date, Loan A (Silicon).

(b) The Loans and the Notes. The obligation of Borrower to repay the unpaid principal amount of and interest on each Loan made under this Agreement shall be evidenced by a single promissory note in favor of such Lender in the form of Exhibit C-1 and C-2 attached hereto, duly completed, executed and delivered to such Lender dated on or about the Funding Date for such Loan and made payable to such Lender. Borrower hereby authorizes each Lender to record on its Note or on its internal computerized records, the principal amount of such Loan and of each payment of principal received by such Lender on account of such Loan, which recordance, in the absence of manifest error, shall be conclusive as to the outstanding principal balance of such Loan; provided that, the failure to make such recordation with respect to any Loan or payment shall not limit or otherwise affect the obligations of the Borrower under this Agreement, the Notes or the other Loan Documents.

(c) Use of Proceeds. The proceeds of the Loans shall be used to repay the Horizon Facility provided the existing loans made by Oxford and Silicon under the Horizon Facility shall not be subject to the prepayment penalty therein, and the remaining proceeds of the Loans shall be used solely for working capital or general corporate purposes of Borrower.

(d) Termination of Commitment to Lend. Notwithstanding anything in the Loan Documents, Lenders’ obligation to lend the undisbursed portion of the Commitment Amount to Borrower hereunder shall terminate on the earlier of (i) at each Lender’s sole election, the occurrence of any Event of Default hereunder, and (ii) the Commitment Termination Date.

2.2 Payments.

(a) Scheduled Payments. Borrower shall make payments of accrued interest only on the outstanding principal amount of Loan A (Oxford) and Loan A (Silicon) on the Payment Dates specified in the Note applicable to such Loan through and including January 1, 2009. Thereafter, Borrower shall make thirty-three (33) level payments of principal plus accrued interest on the outstanding principal amount of each Loan on each subsequent Payment Date as set forth in the Note applicable to such Loan (collectively, the “Scheduled Payments”). Borrower shall make such Scheduled Payments commencing on the date set forth in the Note applicable to such Loan and continuing thereafter on the first Business Day of each calendar month (each a “Payment Date”) through the Maturity Date. In any event, all unpaid principal and accrued interest shall be due and payable in full on the Maturity Date. The Loans may not be prepaid except as provided in Section 2.3 hereof, whether such prepayment is voluntary, mandatory or upon any sale, assignment or transfer of the Loans by Borrower to any third party, whether or not such sale, assignment or transfer is permitted hereunder, and such prepayment shall require payment, in addition to other amounts owing, of the full Final Payment and the fee listed in Section 2.3(b)(ii). Payments shall be made as set forth in Section 2.4(a).

(b) Interim Payment. Unless the Funding Date for a Loan is the first day of a calendar month, Borrower shall pay the per diem interest (accruing at the Loan Rate from such Funding Date through the last day of that month) payable with respect to such Loan on the first Business Day of the next calendar month.

(c) Payment of Interest. Borrower shall pay interest on each Loan at a per annum rate of interest equal to the Loan Rate. All computations of interest (including interest at the Default Rate, if applicable) shall be based on a 360-day year of twelve 30-day months. Notwithstanding any other provision hereof, the amount of interest payable hereunder shall not in any event exceed the maximum amount permitted by the law applicable to interest charged on commercial loans.

(d) Final Payment. On the Maturity Date with respect to each Loan, Borrower shall pay, in addition to any unpaid Scheduled Payment, accrued and unpaid interest and all other amounts due on such date with respect to such Loan, an amount equal to the Final Payment.

(e) Application of Payments. All payments received by Lenders prior to an Event of Default shall be applied as follows: (1) first, to Lenders’ Expenses then due and owing; and (2) second to all Scheduled Payments and Final Payments then due and owing (provided, however, if such payments are not sufficient to pay the whole amount then due, such payments shall be applied first to unpaid interest at the Loan Rate, then to the remaining amount then due). After an Event of Default, all payments and application of proceeds shall be made as set forth in Section 9.7.

(f) Late Payment Fee. Borrower shall pay to Lenders a late payment fee equal to two percent (2%) of any Scheduled Payment not paid within five (5) days of when due, provided, however any single late payment fee shall not exceed $5,000.

(g) Default Rate. Borrower shall pay interest at a per annum rate equal to the Default Rate on any amounts required to be paid by Borrower under this Agreement or the other Loan Documents (including Scheduled Payments), payable with respect to any Loan, accrued and unpaid interest, and any fees or other amounts, in each case, which remain unpaid after such amounts are due. If an Event of Default has occurred and the Obligations have been accelerated (whether automatically or by Lenders’ election), Borrower shall pay interest on the aggregate, outstanding accelerated balance hereunder from the date of the Event of Default until all Events of Default are cured, at a per annum rate equal to the Default Rate.

2.3 Prepayments.

(a) Mandatory Prepayment Upon an Acceleration. If the Loans are accelerated following the occurrence of an Event of Default pursuant to Section 9.1(a) hereof, then Borrower, in addition to any other amounts which may be due and owing hereunder with respect to the Loans, shall immediately pay to the Lenders the amount set forth in Section 2.3(b) below, as if the Borrower had opted to prepay on the date of such acceleration.

(b) Voluntary Prepayment of Loans. Upon ten (10) Business Days’ prior written notice to Lenders, Borrower may, at its option, at any time, prepay all of the Loans by paying to Lenders an amount equal to (i) any accrued and unpaid interest on the outstanding principal balance of the Loans; (ii) for each Loan, an amount equal to (A) if such Loan is prepaid within twenty-four (24) months from the Funding Date thereof, five (5%) percent of the then outstanding principal balance of such Loan or (B) if such Loan is prepaid more than twenty-four (24) months from the Funding Date thereof, three (3%) percent of the then outstanding principal balance of such Loan, as applicable; (iii) the outstanding principal balance of such Loan; (iv) the Final Payment for each Loan; and (v) all other sums, if any, that shall have become due and payable hereunder to Lenders.

2.4 Other Payment Terms.

(a) Place and Manner. Borrower shall make all payments due to Lenders in lawful money of the United States. All payments of principal, interest, fees and other amounts payable by Borrower hereunder shall be made, in immediately available funds, not later than 1:00 p.m. Virginia time, on the date on which such payment is due. Silicon may debit any of Borrower’s deposit accounts, for all principal and interest payments, Final Payments or any other amounts Borrower owes any Lender when due.

(b) Date. Whenever any payment is due hereunder on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of interest or fees, as the case may be.

2.5 Procedure for Making the Loans.

(a) Notice. Borrower shall notify Lenders as of the closing of the date on which Borrower desires Lenders to make any Loan and at least two (2) Business Days in advance of the desired Funding Date, unless Lenders elect at their sole discretion to allow the Funding Date to be within two (2) Business Days of Borrower’s notice. Borrower’s execution and delivery to each Lender of a Note shall be Borrower’s agreement to the terms and calculations thereunder with respect to the Loans. Lenders’ obligation to make any Loan shall be expressly subject to the satisfaction of the conditions set forth in Section 3.

(b) Loan Rate Calculation. Prior to the Funding Date, Lenders shall establish the Loan Rate with respect to the Loans, which shall be set forth in the Notes to be executed by Borrower with respect to the Loans and shall be conclusive in the absence of a manifest error.

(c) Disbursement. Lenders shall disburse the proceeds of each Loan by wire transfer to (i) pay deductions as set forth in the Funding Certificate for such Loan and (ii) the remainder to Borrower at the account specified in the Funding Certificate for such Loan.

2.6 Legal and Closing Expenses; and Commitment Fee.

(a) Commitment Fee. Borrower has delivered to Lenders a commitment fee in the amount of Seventy Five Thousand Dollars ($75,000) (the “Commitment Fee”). The Commitment Fee shall be retained by Lenders and be deemed fully earned upon the date of this Agreement.

(b) Legal, Due Diligence and Documentation Expenses. Borrower shall pay to Lenders concurrently with its execution and delivery of this Agreement Lenders’ legal, due diligence and documentation expenses in connection with the negotiation and documentation of this Agreement and the Loan Documents, which amount shall not exceed Twelve Thousand Dollars ($12,000).

3. Conditions of Loan.

3.1 Conditions Precedent to Closing. At the time of the execution and delivery of this Agreement, Lenders shall have received, in form and substance reasonably satisfactory to Lenders, all of the following (unless Lenders have agreed to waive such condition or document, in which case such condition or document shall be a condition precedent to the making of any Loan and shall be deemed added to Section 3.2):

(a) Loan Agreement. This Agreement duly executed by Borrower and Lenders.

(b) Secretary’s Certificate. A certificate of the secretary or assistant secretary of Borrower with copies of the following documents attached: (i) the certificate of incorporation and bylaws of Borrower certified by Borrower as being complete and in full force and effect on the date thereof, (ii) incumbency and representative signatures, and (iii) resolutions authorizing the execution and delivery of this Agreement and the other Loan Documents.

(c) Good Standing Certificates. A good standing certificate from Borrower’s jurisdiction of organization and the state in which Borrower’s principal place of business is located, each dated as of a recent date.

(d) Certificate of Insurance. Evidence of the insurance coverage required by Section 6.8 of this Agreement.

(e) Consents. All necessary consents of shareholders and other third parties with respect to the execution, delivery and performance of this Agreement and the other Loan Documents.

(f) Legal Opinion. A legal opinion of from Borrower’s counsel covering the matters set forth in Exhibit D hereto.

(g) Account Control Agreements. Account Control Agreements for all of Borrower’s deposit accounts and accounts holding securities located in the United States duly executed by all of the parties thereto, but such Account Control Agreement shall be delivered post-closing pursuant to Section 7.13.

(h) Perfection Certificate. The Perfection Certificate duly executed by Borrower.

(i) Other Documents. Such other documents and completion of such other matters, as Lenders may reasonably deem necessary or appropriate.

3.2 Conditions Precedent to Making a Loan. The obligation of Lenders to make the Loans is further subject to the following conditions:

(a) No Default. No Default or Event of Default shall have occurred and be continuing.

(b) Payoff letter. Borrower shall have provided a payoff letter from Horizon as to the Horizon Facility.

(c) Landlord Agreements. Upon request from Lenders, Borrower shall have provided Lenders with a Landlord Agreement for each location where Borrower’s books and records and the Collateral is located (unless Borrower is the fee owner thereof), provided, however, Lenders acknowledge they have already received a Landlord Agreement from (i) ARE-2425/2400/2450 Garcia Bayshore, LLC for 2400 Bayshore Parkway, Mountain View, CA, and (ii) Xemplar Pharmaceuticals, LLC, for 200 Riggenback Rd., Fall River, MA 02720. Borrower’s requirement as to delivery of a Landlord Agreement for 14677 North 74th Street, Scottsdale, AZ 85260 shall be governed by Section 7.15.

(d) Note. Borrower shall have duly executed and delivered to each Lender a Note in the amount of such Lender’s Loan.

(e) UCC Financing Statements. Lenders shall have received such documents, instruments and agreements, including UCC financing statements or amendments to such financing statements, as Lenders shall reasonably request to evidence the perfection and priority of the security interests granted to Lenders pursuant to Section 4. Borrower authorizes Lenders to file any UCC or PPSA financing statements, continuations of or amendments to such financing statements it deems necessary to perfect their security interest in the Collateral.

(f) Funding Certificate. Borrower shall have duly executed and delivered to Lenders a Funding Certificate for the Loans.

(g) Other Documents. Such other documents and completion of such other matters, as Lenders may reasonably deem necessary or appropriate.

3.3 Covenant to Deliver. Borrower agrees (not as a condition but as a covenant) to deliver to Lenders each item required to be delivered to Lenders as a condition to the Loans, if the Loans are advanced. Borrower expressly agrees that the extension of the Loans prior to the receipt by Lenders of any such item shall not constitute a waiver by Lenders of Borrower’s obligation to deliver such item, and any such extension in the absence of a required item shall be in Lenders’ sole discretion.

4. Creation of Security Interest.

4.1 Grant of Security Interest. Borrower grants to each Lender for the ratable benefit of the Lenders, a valid, first priority (subject to Permitted Liens), continuing security interest in all presently existing and hereafter acquired or arising Collateral in order to secure prompt, full and complete payment of any and all Obligations and in order to secure prompt, full and complete performance by Borrower of each of its covenants and duties under each of the Loan Documents. The “Collateral” shall mean and include all right, title, interest, claims and demands of Borrower in and to all personal property of Borrower, including without limitation, all of the following:

(a) All goods (and embedded computer programs and supporting information included within the definition of “goods” under the Code) and equipment now owned or hereafter acquired, including, without limitation, all laboratory equipment, computer equipment, office equipment, machinery, fixtures, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing, wherever located;

(b) All inventory now owned or hereafter acquired, including, without limitation, all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products including such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and Borrower’s books relating to any of the foregoing;

(c) All contract rights and general intangibles (except to the extent included within the definition of Intellectual Property), now owned or hereafter acquired, including, without limitation, goodwill, license agreements, franchise agreements, blueprints, drawings, purchase orders, customer lists, route lists, infringements, claims, software, computer programs, computer disks, computer tapes, literature, reports, catalogs, design rights, income tax refunds, payment intangibles, commercial tort claims, payments of insurance and rights to payment of any kind;

(d) All now existing and hereafter arising accounts, contract rights, royalties, license rights, license fees and all other forms of obligations owing to Borrower arising out of the sale or lease of goods, the licensing of technology or the rendering of services by Borrower (subject, in each case, to the contractual rights of third parties to require funds received by Borrower to be expended in a particular manner), whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower and Borrower’s books relating to any of the foregoing;

(e) All documents, cash, deposit accounts, letters of credit (whether or not the letter of credit is evidenced by a writing), certificates of deposit, instruments, promissory notes, chattel paper (whether tangible or electronic) and investment property, including, without limitation, all securities, whether certificated or uncertificated, security entitlements, securities accounts, commodity contracts and commodity accounts, and all financial assets held in any securities account or otherwise, wherever located, now owned or hereafter acquired and Borrower’s books relating to the foregoing;

(f) Any and all claims, rights and interests in any of the above and all substitutions for, additions and accessions to and proceeds thereof, including, without limitation, insurance, condemnation, requisition or similar payments and proceeds of the sale or licensing of Intellectual Property to the extent such proceeds no longer constitute Intellectual Property; but

(g) Notwithstanding the foregoing, the Collateral shall not include any Intellectual Property; provided, however, that the Collateral shall include all accounts receivables, accounts, and general intangibles that consist of rights to payment and proceeds from the sale, licensing or disposition of all or any part, or rights in, the foregoing (the “Rights to Payment”).

Borrower acknowledges and agrees that the security interests granted to each Lender is for the ratable benefit of all Lenders and, as a result, (i) any Lender entering into any Account Control Agreement does so on behalf of all Lenders, and all Lenders shall be perfected via control and any such Account Control Agreement shall secure all Obligations hereunder, and (ii) any Lender that maintains a deposit account of Borrower perfects the security interest of all Lenders via control of such deposit account under the Code and such deposit account shall secure all Obligations hereunder.

4.2 Commercial Tort Claims. If Borrower shall at any time acquire a commercial tort claim, as defined in the Code, Borrower shall immediately notify Lenders in writing signed by the applicable Borrower of the brief details thereof and grant to Lenders in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to Lenders.

4.3 Duration of Security Interest. Lenders’ security interest in the Collateral shall continue until the payment in full and the satisfaction of all Obligations and termination of Lenders’ commitment to fund the Loans, whereupon such security interest shall terminate. Lenders shall, at Borrower’s sole cost and expense, execute such further documents and take such further actions as may be reasonably necessary to make effective the release contemplated by this Section 4.3, including duly executing and delivering termination statements for filing in all relevant jurisdictions under the Code.

4.4 Location and Possession of Collateral. The tangible Collateral is and shall remain in the possession of Borrower at the location listed on the cover page hereof or as set forth in the Disclosure Schedule or Perfection Certificate, except for inventory and work in process that is in movement in the ordinary course of business. Borrower shall remain in full possession, enjoyment and control of the tangible Collateral (except only as may be otherwise required by Lenders for perfection of their security interest therein or as otherwise set forth in the Disclosure Schedule or Perfection Certificate or the movement of inventory and work in process in the ordinary course of business) and so long as no Event of Default has occurred, shall be entitled to manage, operate and use the same and each part thereof with the rights and franchises appertaining thereto; provided that the possession, enjoyment, control and use of the Collateral shall at all time be subject to the observance and performance of the terms of this Agreement.

4.5 Delivery of Additional Documentation Required. Borrower shall from time to time execute and deliver to Lenders, at the request of Lenders, all financing statements and other documents Lenders may reasonably request, in form satisfactory to Lenders, to perfect and continue Lenders’ perfected security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents.

4.6 Right to Inspect. Lenders (through any of their officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during Borrower’s usual business hours, to inspect Borrower’s financial books and financial records and to make copies thereof and to inspect, test, and appraise the Collateral in order to verify Borrower’s financial condition or the amount, condition of, or any other matter relating to, the Collateral. Such inspections shall be conducted no more than once every twelve (12) months at Borrower’s expense, unless an Event of Default has occurred and is continuing.

4.7 Protection of Intellectual Property. Borrower shall make all commercially reasonable efforts to (i) protect, defend and maintain the validity and enforceability of its Intellectual Property and promptly advise Lenders in writing of material infringements, and (ii) not knowingly allow any Intellectual Property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Lenders’ prior written consent, unless (1) approved by Borrower’s Chief Scientific Officer and (2) such Intellectual Property is no longer used or useful in the Borrower’s business.

4.8 Lien Subordination. Lenders agree that the Liens granted to them hereunder in equipment and other personal property acquired by Borrower after the date hereof (“Third Party Equipment”) shall be subordinate to the Liens of future lenders providing equipment financing and equipment lessors for Third Party Equipment; provided that such Liens are confined solely to the equipment so financed and the proceeds thereof and are Permitted Liens. Notwithstanding the foregoing, the Obligations hereunder shall not be subordinate in right of payment to any obligations to other equipment lenders or equipment lessors and Lenders’ rights and remedies hereunder shall not in any way be subordinate to the rights and remedies of any such lenders or equipment lessors. So long as no Event of Default exists, Lenders agree to execute and deliver such agreements and documents as may be reasonably requested by Borrower from time to time which set forth the lien subordination described in this Section 4.8 and are reasonably acceptable to Lenders. Lenders shall have no obligation to execute any agreement or document which would impose obligations, restrictions or lien priority on Lenders which are less favorable to Lenders than those described in this Section 4.8.

5. Representations and Warranties. Except as set forth in the Disclosure Schedule, Borrower represents and warrants as follows:

5.1 Organization and Qualification. Borrower is a corporation duly organized and validly existing under the laws of its state or country of incorporation and qualified and licensed to do business in, and is in good standing in, any state or country in which the conduct of its business or its ownership of Property requires that it be so qualified or in which the Collateral is located, except for such jurisdictions as to which any failure to so qualify would not have a material adverse effect on Borrower.

5.2 Authority. Borrower has all necessary power and authority to execute, deliver, and perform in accordance with the terms thereof, the Loan Documents to which it is a party. Borrower has all requisite power and authority to own and operate its Property and to carry on its businesses as now conducted.

5.3 Conflict with Other Instruments, etc. Neither the execution and delivery of any Loan Document to which Borrower is a party nor the consummation of the transactions therein contemplated nor compliance with the terms, conditions and provisions thereof will conflict with or result in a breach of any of the terms, conditions or provisions of the certificate of incorporation, the by-laws, or any other organizational documents of Borrower or any law or any regulation, order, writ, injunction or decree of any court or governmental instrumentality or any material agreement or instrument to which Borrower is a party or by which it or any of its Property is bound or to which it or any of its Property is subject, or constitute a default thereunder or result in the creation or imposition of any Lien, other than Permitted Liens.

5.4 Authorization; Enforceability. The execution and delivery of this Agreement, the granting of the security interest in the Collateral, the incurring of the Loans, the execution and delivery of the other Loan Documents to which Borrower is a party and the consummation of the transactions herein and therein contemplated have each been duly authorized by all necessary action on the part of Borrower. No authorization, consent, approval, license or exemption of, and no registration, qualification, designation, declaration or filing with, or notice to, any Person is, was or will be necessary to (i) the valid execution and delivery of any Loan Document to which Borrower is a party, (ii) the performance of Borrower’s obligations under any Loan Document, or (iii) the granting of the security interest in the Collateral, except for filings in connection with the perfection of the security interest in any of the Collateral. The Loan Documents have been duly executed and delivered and constitute legal, valid and binding obligations of Borrower, enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws of general application relating to or affecting the enforcement of creditors’ rights or by general principles of equity.

5.5 No Prior Encumbrances. Borrower has good and marketable title to its Collateral, free and clear of Liens except for Permitted Liens. Borrower has good title and ownership of, or is licensed under, all of its current Intellectual Property. Borrower has not received any communications alleging that it has violated, or by conducting its business as proposed, would violate any proprietary rights of any other Person. Borrower has no knowledge of any infringement or violation by it of the intellectual property rights of any third party and has no knowledge of any violation or infringement by a third party of any of its Intellectual Property. The Collateral and the Intellectual Property constitute substantially all of the assets and property of Borrower.

5.6 Name; Location of Chief Executive Office, Principal Place of Business and Collateral. Borrower has not done business under any name other than that specified on the signature page hereof. Borrower’s jurisdiction of organization, chief executive office, principal place of business, and the place where it maintains its records concerning the Collateral are presently located in the jurisdiction and at the addresses set forth on the cover page of this Agreement. The Collateral is presently located at the addresses set forth on the cover page hereof or as set forth in the Disclosure Schedule.

5.7 Litigation. There are no actions or proceedings pending by or against Borrower before any court or administrative agency in which an adverse decision is reasonably expected to have a material adverse effect on Borrower or the aggregate value of the Collateral. Borrower has no knowledge of any such pending or threatened actions or proceedings.

5.8 Financial Statements. To Borrower’s knowledge, all financial statements relating to Borrower that have been delivered by Borrower to Lenders present fairly in all material respects Borrower’s financial condition as of the date thereof and Borrower’s results of operations for the period then ended.

5.9 No Material Adverse Effect. No event has occurred and no condition exists which is reasonably expected to have a material adverse effect on the financial condition, business or operations of Borrower since December 31, 2007.

5.10 Full Disclosure. The representations, warranties and other statements made by the Borrower in any Loan Document (including the Disclosure Schedule), certificate or written statement furnished to Lenders, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading. There is no fact known to Borrower which materially adversely affects its ability to perform their obligations under this Agreement.

5.11 Solvency, Etc. Borrower is Solvent (as defined below) and, after the execution and delivery of the Loan Documents and the consummation of the transactions contemplated thereby, Borrower will be Solvent. “Solvent” means, with respect to any Person on any date, that on such date (a) the fair value of the property of such Person is greater than the fair value of the liabilities (including, without limitation, contingent liabilities) of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured and (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature.

5.12 Subsidiaries. Borrower has no Subsidiaries, except as listed on the Disclosure Schedule.

5.13 Catastrophic Events; Labor Disputes. Neither Borrower nor any of its properties is or has been affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or other casualty that is reasonably expected to have a material adverse effect on the financial condition, business or operations of Borrower. There are no disputes presently subject to grievance procedure, arbitration or litigation under any of the collective bargaining agreements, employment contracts or employee welfare or incentive plans to which Borrower is a party, and there are no strikes, lockouts, work stoppages or slowdowns, or, to the knowledge of Borrower, jurisdictional disputes or organizing ability occurring or threatened which is reasonably expected to have a material adverse effect on the financial condition, business or operations of Borrower.

5.14 Officers, Employees and Consultants.

(a) No Present Intention to Terminate. To the knowledge of Borrower, no officer of Borrower, and no employee or consultant of Borrower whose termination, either individually or in the aggregate, is reasonably expected to have a material adverse effect on the financial condition, business or operations of Borrower, has any present intention of terminating his or her employment or consulting relationship with Borrower.

6. Affirmative Covenants. Borrower, until the full and complete payment of the Obligations covenants and agrees that:

6.1 Good Standing. Borrower shall maintain its corporate existence and its good standing in its jurisdiction of incorporation and maintain qualification in each jurisdiction in which the failure to so qualify could reasonably be expected to have a material adverse effect on the financial condition, operations or business of Borrower. Borrower shall maintain in force all licenses, approvals and agreements, the loss of which could reasonably be expected to have a material adverse effect on their financial condition, operations or business.

6.2 Government Compliance. Borrower shall comply with all statutes, laws, ordinances and government rules and regulations to which it is subject, noncompliance with which could reasonably be expected to materially adversely affect the financial condition, operations or business of Borrower.

6.3 Financial Statements, Reports, Certificates. Borrower shall deliver to each Lender: (a) within thirty (30) days after the end of each month, company prepared internal drafts of its balance sheet, income statement and cash flow statement covering Borrower’s operations during such period, represented by Borrower’s president, treasurer or chief financial officer (each, a “Responsible Officer”) to be true and correct to his/her knowledge; (b) within two hundred forty (240) days after the end of Borrower’s fiscal year, audited financial statements of Borrower prepared in accordance with GAAP, together with an unqualified opinion on such financial statements of a nationally recognized or other independent public accounting firm reasonably acceptable to Lenders; and (c) within thirty (30) days after the end of Borrower’s fiscal year or the date of Borrower’s board of directors’ adoption, Borrower’s operating budget and plan for the next fiscal year; and (d) such other financial information as Lenders may reasonably request from time to time. Borrower shall deliver to Lenders (i) within five (5) days of filing, all reports on Form 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission or a link thereto on Borrower’s or another website on the Internet; (ii) promptly upon receipt of notice thereof, a report of any material legal actions pending or threatened against Borrower or the commencement of any action, proceeding or governmental investigation involving the Borrower is commenced that is reasonably expected to result in damages or costs to Borrower of Five Hundred Dollars ($500,000) or more; and (iii) such other financial information as Lenders may reasonably request from time to time.

6.4 Certificates of Compliance. Each time financial statements are furnished pursuant to Section 6.3 above, Borrower shall deliver to each Lender an Officer’s Certificate signed by a Responsible Officer in the form of, and certifying to the matters set forth in Exhibit E hereto.

6.5 Notice of Defaults. As soon as possible, and in any event within five (5) days after Borrower’s discovery of a Default or an Event of Default, Borrower shall provide Lenders with an Officer’s Certificate setting forth the facts relating to or giving rise to such Default or Event of Default and the action which Borrower proposes to take with respect thereto.

6.6 Taxes. Borrower shall make due and timely payment or deposit of all federal, state, and local taxes, assessments, or contributions required of it by law or imposed upon any Property belonging to it, and will execute and deliver to Lenders, on demand, appropriate certificates attesting to the payment or deposit thereof; and Borrower will make timely payment or deposit of all tax payments and withholding taxes required of it by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes applicable to the Borrower, and will, upon request, furnish Lenders with proof satisfactory to Lenders indicating that Borrower has made such payments or deposits; provided that Borrower need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings which suspend the collection thereof (provided that such proceedings do not involve any substantial danger of the sale, forfeiture or loss of any material item of the Collateral which in the aggregate is material to Borrower and that Borrower has adequately bonded such amounts or reserves sufficient to discharge such amounts have been provided on the books of Borrower).

6.7 Use; Maintenance. Borrower shall keep and maintain all items of equipment and other similar types of personal property that form any significant portion or portions of the Collateral in good operating condition and repair and shall make all necessary replacements thereof and renewals thereto so that the value and operating efficiency thereof shall at all times be maintained and preserved, except as shall be consistent with commercially reasonable and sound business practices. Borrower shall not permit any such material item of the Collateral to become a fixture to real estate or an accession to other personal property, without the prior written consent of Lenders. Borrower shall not permit any such material item of the Collateral to be operated or maintained in violation of any applicable law, statute, rule or regulation. With respect to items of leased equipment (to the extent Lenders have any security interest in any residual Borrower’s interest in such equipment under the lease), Borrower shall keep, maintain, repair, replace and operate such leased equipment in accordance with the terms of the applicable lease.

6.8 Insurance. Borrower shall keep its business and the Collateral insured for risks and in amounts, as is customary for companies in Borrower’s industry and at Borrower’s stage of development. Insurance policies shall be in a form, with companies, and in amounts that are reasonably satisfactory to Lenders. All property policies shall have a lender’s loss payable endorsement showing Lenders as an additional loss payee and all liability policies shall show Lenders as an additional insured and all policies shall provide that the insurer must give Lenders at least twenty (20) days notice before canceling its policy. At any Lender’s request, Borrower shall deliver certified copies of policies and evidence of all premium payments. Proceeds payable under any policy shall, at Lenders’ option, be payable to Lenders on account of the Obligations, but unless an Event of Default shall have occurred and be continuing, such payment to Lenders shall not cause any prepayment penalty to become due under Section 2.3. Notwithstanding the foregoing, so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any casualty policy, toward the replacement or repair of destroyed or damaged property; provided that (i) any such replaced or repaired property (a) shall be of equal or like value as the replaced or repaired Collateral and (b) shall be deemed Collateral in which Lenders have been granted a first priority security interest and (ii) after the occurrence and during the continuation of an Event of Default all proceeds payable under such casualty policy shall, at the option of Lenders, be payable to Lenders, on account of the Obligations. If Borrower fails to obtain insurance as required under Section 6.8 or to pay any amount or furnish any required proof of payment to third persons and Lenders, Lenders may make all or part of such payment or obtain such insurance policies required in Section 6.8, and take any action under the policies Lenders deem prudent. On or prior to the first Funding Date and prior to each policy renewal, Borrower shall furnish to Lenders certificates of insurance or other evidence satisfactory to Lenders that insurance complying with all of the above requirements is in effect.

6.9 Security Interest. Assuming the proper filing of one or more financing statement(s) identifying the Collateral with the proper state and/or local authorities, the security interests in the Collateral granted to Lenders pursuant to this Agreement (i) constitute and will continue to constitute first priority security interests (except to the extent any Permitted Liens may have a superior priority to Lenders’ Lien under this Agreement) and (ii) are and will continue to be superior and prior to the rights of all other creditors of Borrower (except to the extent of such Permitted Liens).

6.10 Further Assurances. At any time and from time to time, Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Lenders to make effective the purposes of this Agreement, including without limitation, the continued perfection and priority of each Lender’s security interest in the Collateral.

6.11 Intentionally omitted.

6.12 Primary Accounts. Borrower shall at all times maintain its primary operating accounts with Silicon.

6.13 Guaranties/Pledge/Security Interest. Borrower shall cause all Domestic Subsidiaries, having total assets equal to or greater than Five Hundred Thousand Dollars ($500,000) (each a “Domestic Material Subsidiary”) to execute and deliver to Lenders, Lenders’ standard unconditional secured guaranty and Borrower shall assign, pledge and grant to Lenders, and covenant and agree that Lenders shall have a perfected and continuing security interest in any assets of the type which is Collateral of such Subsidiary (including sixty five percent (65%) of the outstanding shares it directly owns in all Foreign Subsidiaries, and one hundred percent (100%) of the outstanding shares it owns in all other Domestic Material Subsidiaries). Borrower shall cause all Foreign Subsidiaries, having total assets equal to or greater than One Million Dollars ($1,000,000) (each a “Foreign Material Subsidiary”) to execute and deliver to Lenders, Lenders’ standard unconditional secured guaranty and Borrower shall assign, pledge and grant to Lenders, and covenant and agree that Lenders shall have a perfected and continuing security interest in any assets of the type which is Collateral of such Subsidiary (including sixty five percent (65%) of the outstanding shares it directly owns in all Foreign Subsidiaries, and one hundred percent (100%) of the outstanding shares it owns in all other Domestic Material Subsidiaries). Upon the Bermuda Subsidiary having any assets with an aggregate value equal to or greater than Two Hundred Fifty Thousand Dollars ($250,000) (other than Intellectual Property), Borrower shall provide Lenders with a pledge of 65% of the outstanding shares of the Bermuda Subsidiary and the Bermuda Subsidiary’s acknowledgment and agreement to Section 7.14 of this Agreement in form reasonably satisfactory to Lenders.

7. Negative Covenants. Borrower, until the full and complete payment of the Obligations, covenants and agrees that, without the prior written consent of Lenders, it shall not:

7.1 Chief Executive Office. Change its name, jurisdiction of incorporation, chief executive office, principal place of business or any of the items set forth in Section 1 of the Disclosure Schedule without thirty (30) days prior written notice to Lender.

7.2 Collateral Control. Subject to its rights under Sections 4.4 and 7.4, remove any items of the Collateral from Borrower’s facilities located at the address set forth on the cover page hereof or as set forth on the Disclosure Schedule or as set forth in the Perfection Certificate or the movement of inventory and work in process in the ordinary course of business.

7.3 Liens. Create, incur, assume or suffer to exist any Lien of any kind upon any of Borrower’s Property, whether now owned or hereafter acquired, except Permitted Liens.

7.4 Other Dispositions of Collateral. Convey, sell, lease or otherwise dispose of all or any part of the Collateral to any Person outside the ordinary course of business (collectively, a “Transfer”), except for: (i) Transfers of inventory in the ordinary course of business; (ii) Transfers of worn-out or obsolete equipment; (iii) Transfers permitted under subclause (f) of the definition of Permitted Liens with respect to Collateral; or (iv) Transfers of the equipment to Borrower’s contract manufacturers.

7.5 Distributions. (i) Pay any dividends or make any distributions on its Equity Securities; (ii) purchase, redeem, retire, defease or otherwise acquire for value any of its Equity Securities (other than purchases of capital stock in connection with the exercise of stock options or stock appreciation rights by way of cashless exercise or in connection with the satisfaction of withholding tax obligations); (iii) return any capital to any holder of its Equity Securities as such; (iv) make any distribution of assets, Equity Securities, obligations or securities to any holder of its Equity Securities as such; or (v) repurchases pursuant to the terms of employee stock purchase plans, employee restricted stock purchase agreements or similar arrangements; or (vi) set apart any sum for any such purpose; provided, however, Borrower may pay dividends payable solely in common stock.

7.6 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, except where (i) no Event of Default has occurred and is continuing or would result from such action during the term of this Agreement, and (ii) such transaction would not result in a decrease of more than twenty-five percent (25%) of Tangible Net Worth. A Subsidiary may merge or consolidate into another Subsidiary or into Borrower.

7.7 Change in Ownership. (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower or reasonably related thereto, or (b) prior to the Milestone less than two of the directors on Borrower’s Board of Directors are a partner, member or principal of a Private Investor or an affiliated fund of a Private Investor. “Private Investor” means one of Borrower’s current investors who previously invested in one or more Borrower’s private equity rounds who has designated a director that currently is a member of Borrower’s Board of Directors.

7.8 Transactions With Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for the following transactions which Borrower is permitted to do: (i) transactions that are in the ordinary course of Borrowers business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person, (ii) sale of Borrowers capital stock, and (iii) bridge and other loans made to Borrower so long as such Indebtedness is Subordinated Debt.

7.9 Indebtedness Payments. (a) Other than (1) amounts due or permitted to be prepaid under this Agreement or (2) after the Milestone has occurred, Permitted Indebtedness under clauses (b) and (e) of the definition of Permitted Indebtedness: (i) prepay, redeem, purchase, defease or otherwise satisfy in any manner prior to the scheduled repayment thereof any lease obligations or Indebtedness for borrowed money or, (ii) amend, modify or otherwise change the terms of any Indebtedness for borrowed money or lease obligations so as to accelerate the scheduled repayment thereof, or (b) Repay any notes to officers, directors or shareholders.

7.10 Indebtedness. Create, incur, assume or permit to exist any Indebtedness except Permitted Indebtedness.

7.11 Investments. Make any Investment except for Permitted Investments. Notwithstanding the foregoing or the definition of “Permitted Investments” or Borrower’s Investment Policy and Guidelines, Permitted Investments shall not include, and Borrower and each Subsidiary is prohibited from purchasing, purchasing participations in, entering into any type of swap or other derivative transaction, or otherwise holding or engaging in any ownership interest in any type of debt instrument or any corporate or municipal bonds with a long-term nominal maturity for which the interest rate is reset through a dutch auction and more commonly referred to as an “auction rate security.”

7.12 Compliance. Become an “investment company” or a company controlled by an “investment company” under the Investment Company Act of 1940 or undertake as one of its important abilities extending credit to purchase or carry margin stock, or use the proceeds of any Loan for that purpose; fail to meet the minimum funding requirements of the Employment Retirement Income Security Act of 1974, and its regulations, as amended from time to time (“ERISA”), permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower’s business or operations or could reasonably be expected to cause a material adverse change, or permit any Subsidiary to do so.

7.13 Maintenance of Accounts. (i) Maintain any deposit account or account holding securities owned by Borrower except accounts with respect to which Lenders are able to take such actions as they deem necessary to obtain a perfected security interest in such accounts through one or more Account Control Agreements, provided however, that (a) Borrower shall use best efforts to obtain an Account Control Agreement covering a deposit account and checking account with JP Morgan CHASE Bank within 90 days after the date of this Agreement and until such Account Control Agreement is obtained, the maximum aggregate amount deposited or maintained in all such accounts shall at no time exceed $400,000, and if Borrower is not able to obtain an Account Control Agreement for such accounts within 90 days after the date of this Agreement, Borrower shall promptly close such accounts, (b) this clause (i) (including sub-clause (a)) shall not apply to a pledged account in which the maximum aggregate amount deposited or maintained in such pledged account at no time exceeds $500,000 established at JP Morgan CHASE Bank to support existing letters of credit, and (c) Borrower shall have 45 days after the date of this Agreement to provide Lenders with Account Control Agreements executed by the Capital Advisors, Silicon Valley Bank and Well Fargo Bank National Association and until such Account Control Agreements are delivered, Borrower shall maintain the net proceeds of the Loans (as set forth in the Funding Certificate) on deposit with one or more interest-bearing accounts maintained by Silicon, it being acknowledged that Borrower may withdraw funds as necessary for working capital needs; or (ii) grant or allow any other Person (other than a Lender) to perfect a security interest in, or enter into any agreements with any Persons (other than a Lender) accomplishing perfection via control as to, any of its deposit accounts or accounts holding securities.

7.14 Negative Pledge Regarding Intellectual Property. Create, incur, assume or suffer to exist any Lien of any kind upon any Intellectual Property or Transfer any Intellectual Property, whether now owned or hereafter acquired, except for licenses of components of Borrower’s Intellectual Property in connection with joint ventures and corporate collaborations in the ordinary course of business, and except for Transfers of Intellectual Property no longer used or useful in the Borrower’s business as approved by Borrower’s Chief Scientific Officer. Notwithstanding anything to the contrary contained herein, Borrower shall not Transfer any Intellectual Property to any Subsidiary (whether a Domestic Subsidiary or a Foreign Subsidiary), unless prior to such Transfer, such Subsidiary has executed and delivered to Lenders, Lenders’ standard unconditional secured guaranty whereby Lenders have a perfected and continuing security interest in any assets of the type which is Collateral of such Subsidiary and such Subsidiary has agreed to (i) restrict its additional permitted indebtedness and (ii) a negative pledge to such Subsidiary’s Intellectual Property substantially similar to this Section 7.14, all to Lender’s satisfaction. Borrower agrees that its Bermuda Subsidiary shall not create, incur, assume or suffer to exist any Lien of any kind upon any the Bermuda Subsidiary’s Intellectual Property or Transfer any of its Intellectual Property (except Transfers to Borrower), whether now owned or hereafter acquired, except for licenses of components of its Intellectual Property in connection with joint ventures and corporate collaborations in the ordinary course of business, and except for Transfers of Intellectual Property no longer used or useful in the Borrower’s business as approved by Borrower’s Chief Scientific Officer.

7.15 Arizona Landlord Agreement. Borrower shall use best commercial efforts to deliver to Lenders a Landlord Agreement for 14677 North 74th Street, Scottsdale, AZ 85260 (the “Arizona Location”) on or before 90 days after the date of this Agreement; provided, however, in the event that Borrower cannot deliver such Landlord Agreement within this timeframe, then it will not be an Event of Default hereunder if Borrower has opened a new pledged account with Silicon which has, until the earlier of the Milestone or Borrower obtaining a Landlord Agreement for the Arizona Location, funds in an amount of at least the aggregate value of the Collateral at the Arizona Location.

8. Events of Default. Any one or more of the following events shall constitute an “Event of Default” by Borrower under this Agreement:

8.1 Failure to Pay. Borrower fails to pay when due and payable or when declared due and payable in accordance with the Loan Documents: (i) any Scheduled Payment on the relevant Payment Date or on the relevant Maturity Date or any Final Payment on the relevant Maturity Date within two (2) Business days after such payment is due, or (ii) any other portion of the Obligations within five (5) days after receipt of written notice from Lenders that such payment is due.

8.2 Certain Covenant Defaults. Borrower fails to perform any obligation under Section 6.8 or violates any of the covenants contained in Section 7 of this Agreement.

8.3 Other Covenant Defaults. If Borrower fails or neglect to perform, keep, or observe any other material term, provision, condition, covenant, or agreement contained in this Agreement (other than as set forth in Sections 8.1, 8.2 or 8.4 through 8.13), in any of the other Loan Documents and Borrower has failed to cure such default within thirty (30) days of the occurrence of such default. During this thirty (30) day period, the failure to cure the default is not an Event of Default.

8.4 Investor Abandonment. Any Lender determines in its good faith judgment, that (i) Borrower will not be able to satisfy the Obligations as they become due and payable, and (ii) none of Borrower’s principal investors (defined as each investor that has designated a member of Borrower’s Board of Directors) intends to fund such amounts as may be necessary to enable Borrower to satisfy the Obligations as they become due and payable.

8.5 Seizure of Assets, Etc. Any material portion of Borrower’s assets are attached, seized, subjected to a writ or distress warrant, or are levied upon, or come into the possession of any trustee, receiver or Person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within ten (10) days, or if Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of Borrower’s assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within ten (10) days after Borrower receives notice thereof; provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower.

8.6 Service of Process. The service of process upon any Lender seeking to attach by a trustee or other process any funds of Borrower on deposit or otherwise held by any Lender, or the delivery upon any Lender of a notice of foreclosure by any Person seeking to attach or foreclose on any funds of Borrower on deposit or otherwise held by any Lender, or the delivery of a notice of foreclosure or exclusive control to any entity holding or maintaining Borrower’s deposit accounts or accounts holding securities by any Person seeking to foreclose or attach any such accounts or securities. These are not Events of Default if stayed or if a bond is posted pending contest by Borrower.

8.7 Default on Indebtedness. One or more defaults shall exist under any agreement of Borrower with any third party or parties which consists of the failure to pay any Indebtedness at maturity or which results in a right by such third party or parties, whether or not exercised, to accelerate the maturity of Indebtedness in an aggregate amount in excess of Five Hundred Thousand Dollars ($500,000), or there exists an Event of Default (as defined in the Existing Lender Equipment Facility) under the Existing Lender Equipment Facility.

8.8 Judgments. If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least Five Hundred Thousand Dollars ($500,000) shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of ten (10) days or more.

8.9 Misrepresentations. If, taken as a whole, any material misrepresentation or material misstatement exists now or hereafter in any warranty, representation, statement, certification, or report made to Lenders by Borrower or any officer, employee, agent, or director of Borrower.

8.10 Unenforceable Loan Document. If any Loan Document shall in any material respect cease to be, or Borrower shall assert that any Loan Document is not, a legal, valid and binding obligation of Borrower enforceable in accordance with its terms.

8.11 Involuntary Insolvency Proceeding. If a proceeding shall have been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of Borrower in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee (or similar official) of Borrower or for any substantial part of its Property, or for the winding-up or liquidation of its affairs, and such proceeding shall remain undismissed or unstayed and in effect for a period of forty-five (45) consecutive days or such court shall enter a decree or order granting the relief sought in such proceeding.

8.12 Voluntary Insolvency Proceeding. If Borrower shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian (or other similar official) of Borrower or for any substantial part of its Property, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action in furtherance of any of the foregoing.

8.13 Governmental Approvals. Any Governmental Approval shall have been (a) revoked, rescinded, suspended, modified in an adverse manner or not renewed in the ordinary course for a full term or (b) subject to any decision by a Governmental Authority that designates a hearing with respect to any applications for renewal of any of such Governmental Approval or that could result in the Governmental Authority taking any of the actions described in clause (a) above, and such decision or such revocation, rescission, suspension, modification or non-renewal has, or could reasonably be expected to have, a material adverse effect on Borrower.

9. Lenders’ Rights and Remedies.

9.1 Rights and Remedies. Upon the occurrence of any Event of Default, Lenders shall not have any further obligation to advance money or extend credit to or for the benefit of Borrower. In addition, upon the occurrence of an Event of Default, Lenders shall have the rights, options, duties and remedies of a secured party as permitted by law and, in addition to and without limitation of the foregoing, Lenders may, at their election, without notice of election and without demand, do any one or more of the following, all of which are authorized by Borrower:

(a) Acceleration of Obligations. Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, including (i) any accrued and unpaid interest, (ii) the amounts which would have otherwise come due under Section 2.3(b)(ii) if the Loans had been voluntarily prepaid, (iii) the Final Payments, (iv) the unpaid principal balance of the Loans and (v) all other sums, if any, that shall have become due and payable hereunder, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.11 or 8.12 all Obligations shall become immediately due and payable without any action by Lenders);

(b) Protection of Collateral. Make such payments and do such acts as Lenders consider necessary or reasonable to protect Lenders’ security interest in the Collateral. Borrower agrees to assemble the Collateral if Lenders so require and to make the Collateral available to Lenders as Lenders may designate. Borrower authorizes Lenders and their designees to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any Lien which in Lenders’ determination appears or is claimed to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of Borrower’s owned premises, Borrower hereby grants Lenders a license to enter into possession of such premises and to occupy the same, without charge, for up to one hundred twenty (120) days in order to exercise any of Lenders’ rights or remedies provided herein, at law, in equity, or otherwise;

(c) Preparation of Collateral for Sale. Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Lenders and their agents and any purchasers at or after foreclosure are hereby granted a non-exclusive, irrevocable, perpetual, fully paid, royalty-free license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, Borrower’s Intellectual Property, including without limitation, labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any Property of a similar nature, now or at any time hereafter owned or acquired by Borrower or in which Borrower now or at any time hereafter has any rights; provided that such license shall only be exercisable in connection with the disposition of the Collateral upon Lenders’ exercise of its remedies hereunder;

(d) Sale of Collateral. Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as Lenders determine are commercially reasonable; and

(e) Purchase of Collateral. Credit bid and purchase all or any portion of the Collateral at any public sale.

Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower.

9.2 Set Off Right. Lenders may set off and apply to the Obligations any and all indebtedness at any time owing to or for the credit or the account of Borrower or any other assets of Borrower in Lenders’ possession or control.

9.3 Effect of Sale. Upon the occurrence of an Event of Default, to the extent permitted by law, Borrower covenants that it will not at any time insist upon or plead, or in any manner whatsoever claim or take any benefit or advantage of, any stay or extension law now or at any time hereafter in force, nor claim, take nor insist upon any benefit or advantage of or from any law now or hereafter in force providing for the valuation or appraisement of the Collateral or any part thereof prior to any sale or sales thereof to be made pursuant to any provision herein contained, or to the decree, judgment or order of any court of competent jurisdiction; nor, after such sale or sales, claim or exercise any right under any statute now or hereafter made or enacted by any state or otherwise to redeem the property so sold or any part thereof, and, to the full extent legally permitted, except as to rights expressly provided herein, hereby expressly waives for itself and on behalf of each and every Person, except decree or judgment creditors of Borrower, acquiring any interest in or title to the Collateral or any part thereof subsequent to the date of this Agreement, all benefit and advantage of any such law or laws, and covenants that it will not invoke or utilize any such law or laws or otherwise hinder, delay or impede the execution of any power herein granted and delegated to Lenders, but will suffer and permit the execution of every such power as though no such power, law or laws had been made or enacted. Any sale, whether under any power of sale hereby given or by virtue of judicial proceedings, shall operate to divest all right, title, interest, claim and demand whatsoever, either at law or in equity, of Borrower in and to the Property sold, and shall be a perpetual bar, both at law and in equity, against Borrower, its successors and assigns, and against any and all Persons claiming the Property sold or any part thereof under, by or through Borrower, its successors or assigns.

9.4 Power of Attorney in Respect of the Collateral. Borrower does hereby irrevocably appoint each of the Lenders (which appointment is coupled with an interest), the true and lawful attorney in fact of Borrower with full power of substitution, for it and in its name to file any notices of security interests, financing statements and continuations and amendments thereof pursuant to the Code or federal law, as may be necessary to perfect, or to continue the perfection of Lenders’ security interests in the Collateral. Borrower does hereby irrevocably appoint each of the Lenders (which appointment is coupled with an interest) on the occurrence of an Event of Default, the true and lawful attorney in fact of Borrower with full power of substitution, for it and in its name: (a) to ask, demand, collect, receive, receipt for, sue for, compound and give acquittance for any and all rents, issues, profits, avails, distributions, income, payment draws and other sums in which a security interest is granted under Section 4 with full power to settle, adjust or compromise any claim thereunder as fully as if Lenders were Borrower themselves; (b) to receive payment of and to endorse the name of Borrower to any items of Collateral (including checks, drafts and other orders for the payment of money) that come into Lenders’ possession or under Lenders’ control; (c) to make all demands, consents and waivers, or take any other action with respect to, the Collateral; (d) in Lenders’ discretion to file any claim or take any other action or proceedings, either in its own name or in the name of Borrower or otherwise, which Lenders may reasonably deem necessary or appropriate to protect and preserve the right, title and interest of Lenders in and to the Collateral; (e) endorse Borrower’s name on any checks or other forms of payment or security; (f) sign Borrower’s name on any invoice or bill of lading for any account or drafts against account debtors; (g) make, settle, and adjust all claims under Borrower’s insurance policies; (h) settle and adjust disputes and claims about the accounts directly with account debtors, for amounts and on terms Lenders determine reasonable; (i) transfer the Collateral into the name of Lenders or a third party as the Code permits; and (j) to otherwise act with respect thereto as though Lenders were the outright owner of the Collateral.

9.5 Lenders’ Expenses. If Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Lenders may do any or all of the following: (a) make payment of the same or any part thereof; or (b) obtain and maintain insurance policies of the type discussed in Section 6.8 of this Agreement, and take any action with respect to such policies as Lenders deem prudent. Any amounts paid or deposited by Lenders shall constitute Lenders’ Expenses, shall be immediately due and payable, shall bear interest at the Default Rate and shall be secured by the Collateral. Any payments made by Lenders shall not constitute an agreement by Lenders to make similar payments in the future or a waiver by Lenders of any Event of Default under this Agreement. Borrower shall pay all reasonable fees and expenses, including without limitation, Lenders’ Expenses, incurred by Lenders in the enforcement or attempt to enforce any of the Obligations hereunder not performed when due.

9.6 Remedies Cumulative. Lenders’ rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Lenders shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Lenders of one right or remedy shall be deemed an election, and no waiver by Lenders of any Event of Default on Borrower’s part shall be deemed a continuing waiver. No delay by Lenders shall constitute a waiver, election, or acquiescence by it.

9.7 Application of Collateral Proceeds. The proceeds and/or avails of the Collateral, or any part thereof, and the proceeds and the avails of any remedy hereunder (as well as any other amounts of any kind held by Lenders, at the time of or received by Lenders after the occurrence of an Event of Default hereunder) shall be paid to and applied as follows:

(a) First, to the payment of out-of-pocket costs and expenses, including all amounts expended to preserve the value of the Collateral, of foreclosure or suit, if any, and of such sale and the exercise of any other rights or remedies, and of all proper fees, expenses, liability and advances, including reasonable legal expenses and attorneys’ fees, incurred or made hereunder by Lenders, including, without limitation, Lenders’ Expenses;

(b) Second, to the payment to Lenders of the amount then owing or unpaid on the Loans for any accrued and unpaid interest, the amounts which would have otherwise come due under Section 2.3(b)(ii), the Final Payments, the principal balance of the Loans, and all other

Obligations with respect to the Loans (provided, however, if such proceeds shall be insufficient to pay in full the whole amount so due, owing or unpaid upon the Loans, then to the unpaid interest thereon, then to the amounts which would have otherwise come due under Section 2.3(b)(ii) if the Loans had been voluntarily prepaid, then to the Final Payments, then to the principal balance of the Loans, and then to the payment of other amounts then payable to Lenders under any of the Loan Documents); and

(c) Third, to the payment of the surplus, if any, to Borrower, its successors and assigns, or to the Person lawfully entitled to receive the same.

9.8 Reinstatement of Rights. If Lenders shall have proceeded to enforce any right under this Agreement or any other Loan Document by foreclosure, sale, entry or otherwise, and such proceedings shall have been discontinued or abandoned for any reason or shall have been determined adversely, then and in every such case (unless otherwise ordered by a court of competent jurisdiction), Lenders shall be restored to their former position and rights hereunder with respect to the Collateral subject to the security interest created under this Agreement.

10. Waivers; Indemnification.

10.1 Demand; Protest. Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Lenders on which Borrower may in any way be liable.

10.2 Lenders’ Liability for Collateral. So long as Lenders comply with their obligations, if any, under the Code, Lenders shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause other than Lenders’ gross negligence or willful misconduct; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person whomsoever. All risk of loss, damage or destruction of the Collateral shall be borne by Borrower.

10.3 Indemnification and Waiver. Whether or not the transactions contemplated hereby shall be consummated:

(a) General Indemnity. Borrower agrees upon demand to pay or reimburse Lenders for all liabilities, obligations and out-of-pocket expenses, including Lenders’ Expenses and reasonable fees and expenses of one common counsel for Lenders from time to time arising in connection with the enforcement or collection of sums due under the Loan Documents, and in connection with any amendment or modification of the Loan Documents or any “work-out” in connection with the Loan Documents. Borrower shall indemnify, reimburse and hold Lenders, and each of its respective successors, assigns, agents, attorneys, officers, directors, shareholders, servants, agents and employees (each an “Indemnified Person”) harmless from and against all liabilities, losses, damages, actions, suits, demands, claims of any kind and nature (including claims relating to environmental discharge, cleanup or compliance), all costs and expenses whatsoever to the extent they may be incurred or suffered by such Indemnified Person in connection therewith (including reasonable attorneys’ fees and expenses), fines, penalties (and other charges of any applicable Governmental Authority), licensing fees relating to any item of Collateral, damage to or loss of use of property (including consequential or special damages to third parties or damages to Borrower’s property), or bodily injury to or death of any person (including any agent or employee of Borrower) (each, a “Claim”), directly or indirectly relating to or arising out of the use of the proceeds of the Loans or otherwise, the falsity of any representation or warranty of Borrower or Borrower’s failure to comply with the terms of this Agreement or any other Loan Document. The foregoing indemnity shall cover, without limitation, (i) any Claim in connection with a design or other defect (latent or patent) in any item of equipment or product included in the Collateral, (ii) any Claim for infringement of any patent, copyright, trademark or other intellectual property right, (iii) any Claim resulting from the presence on or under or the escape, seepage, leakage, spillage, discharge, emission or release of any Hazardous Materials on the premises owned, occupied or leased by Borrower, including any Claims asserted or arising under any Environmental Law, (iv) any Claim for negligence or strict or absolute liability in tort, or (v) any Claim asserted as to or arising under any Account Control Agreement or any Landlord Agreement; provided, however, Borrower shall not indemnify any Indemnified Person for any liability to the extent incurred as a result of an Indemnified Person’s gross negligence or willful misconduct. Such indemnities shall continue in full force and effect, notwithstanding the expiration or termination of this Agreement. Upon Lender’s written demand, Borrower shall assume and diligently conduct, at its sole cost and expense, the entire defense of such Lender, each of its partners, and each of its respective, Agents, employees, directors, officers, shareholders, successors and assigns against any indemnified Claim described in this Section 10.3(a). Borrower shall not settle or compromise any Claim against or involving any Lender without first obtaining such Lender’s written consent thereto, which consent shall not be unreasonably withheld.

(b) Intentionally omitted.

(c) Survival; Defense. The obligations in this Section 10.3 shall survive payment of all other Obligations pursuant to Section 12.8. At the election of any Indemnified Person, Borrower shall defend such Indemnified Person using legal counsel satisfactory to such Indemnified Person in such Person’s reasonable discretion, at the sole cost and expense of Borrower. All amounts owing under this Section 10.3 shall be paid within thirty (30) days after written demand.

11. Notices. Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by certified mail, postage prepaid, return receipt requested, by prepaid nationally recognized overnight courier, or by facsimile to Borrower or to Lenders, as the case may be, at their respective addresses set forth below:

If to Borrower:	MAP Pharmaceuticals, Inc. 2400 Bayshore Parkway, Suite 200 Mountain View, California 94043 Attention: Tim Nelson, President and CEO Fax: (650) 386-3101 Ph:

If to Oxford :	Oxford Finance Corporation 133 North Fairfax Street Alexandria, VA 22314 Attention: Timothy A. Lex Fax: (703) 519-5225 Ph: (703) 519-6017

If to Silicon:	Silicon Valley Bank 2400 Hanover Street Palo Alto, California 94304 Attention: Mercy Figuracion Forde, Sr. Relationship Manager Fax: (650) 320-0016 Ph: (650) 320-1126

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

12. General Provisions.

12.1 Successors and Assigns. This Agreement and the Loan Documents shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, neither this Agreement nor any rights hereunder may be assigned by Borrower without Lenders’ prior written consent, which consent may be granted or withheld in any Lenders sole discretion. Prior to an Event of Default, each of Lenders has the right, with the consent of Borrower (which shall not be unreasonably withheld), to sell, transfer, negotiate, assign, or grant participation of all or any part of, or any interest in, its obligations, rights, and benefits under this Agreement and the other Loan Documents; provided that each of Lenders has the right, without Borrower’s consent, to sell or assign all or any part of, or any interest in, its obligations, rights, and benefits under this Agreement and the other Loan Documents in connection with (i) any sale of such Lender, or (ii) any assignment of a material part of its assets, or (iii) if otherwise required by law (as by way of example only, a portfolio divestment required by regulators). While an Event of Default exists, each of Lenders has the right, without the consent of or notice to Borrower, to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, its obligations, rights, and benefits under this Agreement and the other Loan Documents. Lenders may disclose the Loan Documents and any other financial or other information relating to Borrower or any Subsidiary to any potential participant or assignee of any of the Loans; provided that such participant or assignee agrees to protect the confidentiality of such documents and information using the same measures that it uses to protect its own confidential information.

12.2 Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.

12.3 Severability of Provisions. Each provision of this Agreement shall be several from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

12.4 Entire Agreement; Construction; Amendments and Waivers.

(a) Entire Agreement. This Agreement and each of the other Loan Documents dated as of the date hereof, taken together, constitute and contain the entire agreement between Borrower and Lenders and supersede any and all prior agreements, negotiations, correspondence, understandings and communications between the parties, whether written or oral, respecting the subject matter hereof. Borrower acknowledges that it is not relying on any representation or agreement made by Lenders, or any employee, attorney or agent thereof, other than the specific agreements set forth in this Agreement and the Loan Documents.

(b) Construction. This Agreement is the result of negotiations between and has been reviewed by Borrower and Lenders executing this Agreement as of the date hereof and their respective counsel. Accordingly, this Agreement shall be deemed to be the product of the parties hereto, and no ambiguity shall be construed in favor of or against Borrower or Lenders. Borrower and Lenders agree that they intend the literal words of this Agreement and the other Loan Documents and that no parol evidence shall be necessary or appropriate to establish Borrower’s or Lenders’ actual intentions.

(c) Amendments and Waivers. Any and all discharges or waivers of, or consents to any departures from any provision of this Agreement or of any of the other Loan Documents shall not be effective without the written consent of Lenders. Any and all amendments and modifications of this Agreement or of any of the other Loan Documents shall not be effective without the written consent of Lenders and Borrower. Any waiver or consent with respect to any provision of the Loan Documents shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances. Any amendment, modification, waiver or consent affected in accordance with this Section 12.4 shall be binding upon Lenders and Borrower.

12.5 Reliance by Lenders. All covenants, agreements, representations and warranties made herein by Borrower shall be deemed to be material to and to have been relied upon by Lenders, notwithstanding any investigation by Lenders.

12.6 No Set-Offs by Borrower. All sums payable by Borrower pursuant to this Agreement or any of the other Loan Documents shall be payable without notice or demand and shall be payable in United States Dollars without set-off or reduction of any manner whatsoever.

12.7 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

12.8 Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations or commitment to fund remain outstanding. The obligations of Borrower to indemnify Lenders with respect to the expenses, damages, losses, costs and liabilities described in Section 10.3 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Lenders have run.

13. Relationship of Parties. Borrower and Lenders acknowledge, understand and agree that the relationship between Borrower, on the one hand, and Lenders, on the other, is, and at all time shall remain solely that of a borrower and lender. Lenders shall not under any circumstances be construed to be a partner or a joint venturer of Borrower or any of its Affiliates; nor shall Lenders under any circumstances be deemed to be in a relationship of confidence or trust or a fiduciary relationship with Borrower or any of its Affiliates, or to owe any fiduciary duty to Borrower or any of its Affiliates. Lenders do not undertake or assume any responsibility or duty to Borrower or any of its Affiliates to select, review, inspect, supervise, pass judgment upon or otherwise inform Borrower or any of its Affiliates of any matter in connection with its or their Property, any Collateral held by Lenders or the operations of Borrower or any of its Affiliates. Borrower and each of its Affiliates shall rely entirely on their own judgment with respect to such matters, and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by Lenders in connection with such matters is solely for the protection of Lenders and neither Borrower nor any Affiliate is entitled to rely thereon.

14. Confidentiality. All information (other than periodic reports filed by Borrower with the Securities and Exchange Commission) disclosed by Borrower to Lenders in writing or through inspection pursuant to this Agreement that is marked confidential shall be considered confidential. Lenders agree to use the same degree of care to safeguard and prevent disclosure of such confidential information as Lenders use with their own confidential information, but in any event no less than a reasonable degree of care. Lenders shall not disclose such information to any third party (other than to Lenders’ partners, attorneys, governmental regulators, or auditors, or to Lenders’ subsidiaries and affiliates and prospective transferees and purchasers of the Loans, all subject to the same confidentiality obligation set forth herein or as required by law, regulation, subpoena or other order to be disclosed) and shall use such information only for purposes of evaluation of its investment in Borrower and the exercise of Lenders’ rights and the enforcement of its remedies under this Agreement and the other Loan Documents. The obligations of confidentiality shall not apply to any information that (a) was known to the public prior to disclosure by Borrower under this Agreement, (b) becomes known to the public through no fault of Lenders, (c) is disclosed to Lenders by a third party having a legal right to make such disclosure, or (d) is independently developed by Lenders. Notwithstanding the foregoing, Lenders’ agreement of confidentiality shall not apply if Lenders have acquired indefeasible title to any Collateral or in connection with any enforcement or exercise of Lenders’ rights and remedies under this Agreement following an Event of Default, including the enforcement of Lenders’ security interest in the Collateral.

15. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. EACH OF BORROWER AND LENDERS HEREBY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF CALIFORNIA.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND LENDERS EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR EACH PARTY TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and order applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to the California Code of Civil Procedure § 644(a). Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

BORROWER:

MAP PHARMACEUTICALS, INC.

By:	/s/	Timothy S. Nelson

Name:		Timothy S. Nelson

Title:		President and Chief Executive Officer

LENDERS:

OXFORD FINANCE CORPORATION

By:	/s/	Timothy A. Lex

Name:		T. A. Lex

Title:		COO

SILICON VALLEY BANK

By:	/s/	Mercy Forde

Name:		Mercy Forde

Title:		SPM